Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, of Recruiter.com Group, Inc. and Subsidiaries of our report dated March 8, 2021, except as to footnote 16 “Reverse Stock Split” to which the date is June 18, 2021, on the consolidated financial statements of Recruiter.com Group, Inc. and Subsidiaries for the years ended December 31, 2020 and 2019, incorporated by reference from the registration statement of Recruiter.com Group, Inc. on Form S-1/A (Amendment Number 4) (File No. 333-249208), and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 29, 2021